Exhibit 1.2
(Translation)
SHARE HANDLING REGULATIONS
As amended on October 13, 2009
WACOAL HOLDINGS CORP.
29, Nakajima-cho, Kisshoin
Minami-ku, Kyoto

CHAPTER I.
GENERAL PROVISIONS
Article 1. Purpose
1.	The handling with respect to the shares and stock acquisition rights of Wacoal Holdings Corp. (hereinafter referred to as the “Company”), the fees therefor and the procedures for exercise of shareholders’ rights, etc. (the handling with respect to the shares and stock acquisition rights of the Company, which shall include the procedures for exercise of shareholders’ rights, etc., and the fees therefor) shall be governed by these Share Handling Regulations (hereinafter referred to as the “Regulations”) pursuant to the provisions of the Articles of Incorporation of the Company, in addition to the provisions set forth by the Japan Securities Depositary Center, Inc. (hereinafter referred to as “JASDEC”) as the clearing house and account management institutions such as the securities company or other trust banks at which the Company’s shareholders hold their respective transfer accounts (hereinafter referred to as the “Securities Company”).

2.	In addition to the provisions of these Regulations, the provisions set forth by the trust bank designated by the Company for the special account (tokubetsu koza), which has been established under the agreement entered into by and between the Company and such trust bank, shall govern the handling with respect to such special account, the fees therefor and the procedures for exercise of shareholders’ rights, etc.
Article 2. Share Registration Agent
     The share registration agent (hereinafter referred to as the Share Registration Agent”) of the Company and the handling office thereof (hereinafter referred to as the “Handling Office”) shall be as follows:
Share Registration Agent:
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Handling Office:
Securities Agent Division, Mitsubishi UFJ Trust and Banking Corporation
6-3, Fushimimachi 3-chome, Chuo-ku, Osaka
Article 3. Requests or Notifications
1.	Any requests or notifications under these Regulations shall be prepared in the form specified by the Company; provided that this paragraph shall not apply where such requests or notifications are made through the Security Company or the JASDEC, or where Article 23, Paragraph 1 is applicable.

2.	In the case where requests or notifications as described in the preceding paragraph are made by a proxy, documents evidencing the power of attorney shall be submitted, or documents evidencing the consent of the warrantor (hosanin) or assistant (hojonin) shall be submitted in the event that submission of such requests or notifications requires the consent thereof.

3.	In the case where requests or notifications pursuant to paragraph 1 are made by a shareholder to the Company through a Securities Company and the JASDEC, or a Securities Company, such requests or notifications shall be deemed to have been made directly by the shareholder.
4.	The Company may request the submission of documents evidencing that such person is the shareholder or a proxy of the shareholder of the person who has submitted the requests or notifications provided in paragraph 1.
5.	In the event that the Company requests the submission of such documents provided in the preceding paragraph, the Company shall not accept the requests or notifications pursuant to paragraph 1 unless the documents are submitted.
CHAPTER II.
RECORDING IN THE REGISTER OF SHAREHOLDERS
Article 4. Recording in the Register of Shareholders
1.	The Company shall make recordings in the register of shareholders in accordance with the general shareholders notification given by the JASDEC.
2.	If the Company receives a notice of change in address or any other matter set forth in the register of shareholders of a person recorded in the register of shareholders (hereinafter referred to as the “Shareholders”), the Company shall make changes to the records in the register of shareholders in accordance with such notice.
3.	In addition to the preceding two (2) paragraphs, the Company shall make recordings in the register of shareholders in the event of issuance of new shares, or as otherwise provided by laws and regulations.
Article 5. Characters and Symbols Used in the Register of Shareholders
     Records in the register of shareholders shall be made using the characters and/or symbols specified by the JASDEC.
Article 6. Recording in the Register of Stock Acquisition Rights
1.	Any request for recording in the register of stock acquisition rights, registration, transfer or cancellation of the right of pledge, and the representation or cancellation of trust assets pertaining to stock acquisition rights shall be made to the Share Registration Agent.
2.	In addition to the preceding paragraph, the handling of stock acquisition rights may be provided otherwise.
CHAPTER III.
NOTIFICATIONS
Article 7. Notification by the Shareholders of Name and Address
1.	The Shareholders shall notify the Company of the names and addresses thereof.

2.	The notifications in the preceding paragraph or changes thereto shall be reported through the Securities Company and JASDEC; provided, that this paragraph shall not apply where Article 4, Paragraph 3 hereof is applicable.
Article 8. Notifications by Non-Resident Shareholders, etc.
1.	Any non-resident Shareholders shall appoint a standing proxy in Japan, or designate an address in Japan at which they receive notices, and submit a notification of the same.
2.	The Shareholders in paragraph 1 of the preceding article shall include the standing proxy.
3.	The notifications in paragraph 1 or changes thereto shall be reported through the Securities Company and JASDEC; provided that this paragraph shall not apply where Article 4, Paragraph 3 hereof is applicable.
Article 9. Representative of Corporate Shareholders
1.	Any Shareholder that is a corporation shall designate one (1) representative and submit a notification of the title and the name thereof.
2.	The notifications in the preceding paragraph or changes thereto shall be reported through the Securities Company and JASDEC; provided that this paragraph shall not apply where Article 4, Paragraph 3 hereof is applicable.
Article 10. Representative of Jointly-Owned Shares
1.	Shareholders who jointly own shares shall designate one (1) representative and submit a notification of the name and address thereof.
2.	The notifications in the preceding paragraph or changes thereto shall be reported through the Securities Company and JASDEC; provided that this paragraph shall not apply where Article 4, Paragraph 3 hereof is applicable.
Article 11. Statutory Representative
1.	Any parental authority, guardian or other statutory representative shall submit a notification of its name and address.
2.	The notifications in the preceding paragraph, changes or removal thereto, shall be reported through the Securities Company and JASDEC; provided that this paragraph shall not apply where Article 4, Paragraph 3 hereof is applicable.
Article 12. Other Notifications
1.	Any notifications, in addition to the notifications provided in Articles 7 through 12 hereof, to the Company shall, unless otherwise specified by the Company, be made through the Securities Company and JASDEC, or the Securities Company; provided that this paragraph shall not apply where Article 4, Paragraph 3 is applicable.
2.	Any notifications that may not be accepted or relayed by the Securities Company shall be made to the Share Registration Agent.

Article 13. Matters to be Notified by Persons Entitled to Stock Acquisition Rights, etc.
     The provisions of Article 7 through 12 hereof shall apply mutatis mutandis to the matters and method of notification by a person recorded in the register of stock acquisition rights; provided that such notification shall be made to the Share Registration Agent unless otherwise provided pursuant to the provisions of Article 6, Paragraph 2 hereof.

CHAPTER IV.
PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT
Article 14. Request for Purchase of Shares Constituting Less Than One Unit
     If any Shareholder requests the Company to purchase those shares constituting less than one unit that he or she holds, such request shall be made through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.
Article 15. Determination of Purchase Price of Shares Constituting Less Than One Unit
1.	The purchase price per share of shares constituting less than one unit shall be the closing price per share at the Tokyo Stock Exchange, at which the shares of the Company are sold, on the day on which the request for the purchase as provided for in the preceding Article is received at the Handling Office of the Share Registration Agent as set forth in Article 2 hereof; provided that if no sales transaction was performed on the shares of the Company on the said day, the purchase price shall be the price per share at which the shares of the Company are first sold at the said Stock Exchange thereafter.
2.	The purchase price of shares constituting less than one unit shall be the amount obtained by multiplying the purchase price per share as provided for by the preceding paragraph by the number of shares constituting less than one unit in which the purchase has been requested.
Article 16. Payment of Purchase Price
1.	Unless otherwise separately provided for by the Company, the purchase price of shares constituting less than one unit shall be paid on the fourth business day from the following day on which the purchase price per share is determined.
2.	In case of the preceding paragraph, if the purchase price per share be a price which includes the right to receive dividends from surplus or distribution of new shares by stock split, etc., such payment shall be made on or prior to the record date thereof.
Article 17. Transfer of Purchased Shares Constituting Less Than One Unit
     The shares constituting less than one unit for which the request for purchase is made shall be transferred to the account of the Company on the day on which the payment procedures have been completed in accordance with the preceding Article.
CHAPTER V.
SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT
Article 18. Method of Request for Sale
     If any Shareholder holding shares constituting less than one unit requests the Company to sell such Shareholder the number of shares as will constitute one (1) full unit of shares when added to the shares constituting less than one unit already held by such Shareholder, such request shall be made through their Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.

Article 19. Restrictions on the Request for Sale
     If the aggregate number of shares which has been requested for sale on any one day exceeds the number of treasury stock reserved by the Company for the request for sale, no such request for sale made on that day shall be effective.
Article 20. Determination of Sale Price of Shares Constituting Less Than One Unit
1.	The sale price per share of shares constituting less than one unit shall be the closing price per share at the Tokyo Stock Exchange, at which the shares of the Company are sold, on the day on which the request for the sale as provided for in Article 18 hereof is received at the Handling Office of the Share Registration Agent as set forth in Article 2 hereof; provided that if no sales transaction was performed on the shares of the Company on the said day, the sale price shall be the price per share at which the shares of the Company are first sold at the said Stock Exchange thereafter.
2.	The sale price of shares constituting less than one unit shall be the amount obtained by multiplying the sale price per share as provided for by the preceding paragraph by the number of shares constituting less than one unit in which the sale has been requested.
Article 21. Suspension Period for Request for Sale
1.	The Company shall suspend the acceptance of the request for sale during the period commencing from the tenth business day prior to and ending on the respective dates below:
(a) March 31;

(b) September 30; and

(c) Any other shareholder record date.
2.	In addition to the preceding paragraph, the Company may suspend the acceptance of the request for sale at any time the Company or JASDEC deems it necessary.
Article 22. Transfer of Sold Shares Constituting Less Than One Unit
     The Company shall submit an application to transfer those shares sold by the Company pursuant to the request for sale to the account of the shareholder making such request on the day on which the Company confirms that the amount of the sale price for the relevant shares has been remitted to the designated bank account of the Company.
CHAPTER VI.
EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.
Article 23. Methods by which to Exercise Minority Shareholders’ Rights, etc.
1.	In the case that a Shareholder directly exercises the minority shareholders’ rights set forth in Article 147, Paragraph 4 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Stocks, etc. (hereinafter referred to as the “Book-Entry Transfer Law’) against the Company, the receipt for Individual Shareholder Notification (as defined in Article 154, Paragraph 3 of the Book-Entry Transfer Law) issued by the Securities Company shall be attached to the documents on which a seal is provided beside the name by the Shareholder; provided that foreign nationals may substitute his or her signature for such seal beside the name.
2.	The provisions of Article 3, Paragraphs 2, 4 and 5 hereof shall apply mutatis mutandis to the exercise of the minority shareholders’ rights, etc. referred to in the preceding paragraph.

CHAPTER VII.
HANDLING FEES
Article 24. Handling Fees
1.	There shall be no fees in connection with the handling of shares of the Company.
2.	The fees to be paid by the Shareholders to the Securities Company or JASDEC shall be borne by the Shareholders.

SUPPLEMENTARY PROVISIONS
Article 1. Application for Cancellation of the Registration of Lost Share Certificates by the Registrant of Lost Share Certificates
     In the case where a registrant of lost share certificates applies for the cancellation of registration of such lost share certificates, the registrant shall submit a prescribed application therefor.
Article 2. Application for Cancellation of the Registration of Lost Share Certificates by the Holder of Lost Share Certificates
     In the case where a holder of share certificates for which the registration of lost share certificates have been made (hereinafter referred to as the “Lost Share Certificates”) applies for the cancellation of registration of such Lost Share Certificates, the holder shall submit a prescribed application to the Company together with the Lost Share Certificates and a document for the identification of the applicant.
Article 3. Application Mutatis Mutandis of Notifications
     The provisions of Articles 7 through 12 hereof shall apply mutatis mutandis in the case where a registrant of lost share certificates wishes to change the records in the register of lost certificates, and such registrant of lost share certificates shall submit notifications to the Handling Office of the Company’s Share Registration Agent set forth in Article 2 hereof.
Article 4. Transitional Measure
     These provisions of Articles 1 through 4 of the Supplementary Provisions shall be deleted on January 6, 2010.

Amendment History

June 1, 1964	Established
January 1, 1967	Amended
October 24, 1974	Amended
November 26, 1976	Amended
May 23, 1978	Amended
April 28, 1981	Amended
September 22, 1982	Amended
November 29, 1991	Amended
September 28, 1999	Amended
January 27, 2000	Amended
April 25, 2000	Amended
January 30, 2001	Amended
September 26, 2001	Amended
May 14, 2002	Amended
March 27, 2003	Amended
June 29, 2004	Amended
August 30, 2005	Amended
June 28, 2006	Amended
November 28, 2006	Amended
February 23, 2006	Amended
October 30, 2008	Amended
January, 2009	Amended
June 26, 2009	Amended
October 13, 2009	Amended
– End –